EXHIBIT 10.03
UNIT OPTION AGREEMENT
     This Unit Option Agreement (this “Agreement”) is being made and entered as of May 16, 2005, by and between Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership, and Paul R. Smith (“Optionee”).
RECITALS
     As part of the goals of Crescent Real Estate Equities Limited Partnership and its Affiliates (collectively, the “Operating Partnership”) to provide long term incentives to retain the valuable skills of Optionee, the Operating Partnership, acting through its General Partner, wishes to provide Optionee the ability to earn the right to purchase units of the Operating Partnership in order to encourage Optionee to carry out his duties with vigor.
     Sections 4.7.A and 4.7.D of the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership (as amended, the “Partnership Agreement”), authorize the Operating Partnership to adopt a compensation plan for its employees, agents or consultants, or employees, agents or consultants of Affiliates of the Operating Partnership, pursuant to which the Operating Partnership may grant “Limited Partnership Interests” and “Units” (as defined therein) or options to acquire Limited Partnership Interests and Units, to one or more of its employees, agents or consultants, or employees, agents or consultants of Affiliates of the Operating Partnership, upon such terms and conditions as might be deemed necessary or appropriate by the General Partner. The General Partner believes that this Agreement comes within the scope of that authorization.
     The right to earn the options described herein is intended to compensate Optionee for services performed by Optionee for the Operating Partnership from and after May 16, 2005 and thereafter for the post-employment obligations of Optionee, including confidentiality and noncompetition. Optionee’s ability to earn the Options hereunder shall be prospective only and shall be earned while the Optionee’s employment with the Operating Partnership and the General Partner continues.
     Crescent Real Estate Equities Company (“Crescent”) and the Operating Partnership has previously discussed these matters with Optionee, and Optionee desires to continue his employment on such terms.
     In order to induce Optionee to make enthusiastic and productive efforts for the benefit of the Operating Partnership, the General Partner has recommended that Optionee be provided the right to earn unit options on the terms and subject to the conditions set forth in this Agreement.
     All capitalized terms used in this Agreement but not defined herein have the meanings ascribed to those terms in the Partnership Agreement.
     In consideration of the foregoing recitals and mutual promises and covenants made herein, the parties hereby agree as follows:
     1. Option. Subject to the terms and conditions hereof, the Optionee has the right to earn an option (the “Option”) to purchase from the Operating Partnership all or any part of a total of One Hundred Thousand (100,000) Units at a price of $35.80 per Unit. Accordingly, the number of Units to be associated with Optionee’s Limited Partnership Interest when he is admitted to the Operating Partnership as an “Employee Limited Partner” (as defined in the Partnership Agreement) as a result of having exercised the Option shall be equal to the number of Units subject to the Option. Optionee’s Limited Partnership Interest shall be calculated in accordance with the provisions of the Partnership Agreement based upon the number of Units, determined as set forth in the preceding sentence, to be associated with such Limited Partnership Interest.
     2. Character of Option. The Option is not an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
     3. Term of Option. Subject to earlier termination as provided herein, the Option shall expire at 6:00 p.m., Fort Worth, Texas time, ten (10) years after the date on which the Option is granted, and Optionee shall have no further rights under the Option after that date.
     4. Vesting. The earning of the Option and its vesting is contingent on the continuation of Optionee’s employment relationship with Crescent and is intended to retain Optionee as an employee of the Operating Partnership. The right to exercise options in the future may be earned by Optionee from and after the date of this Agreement on a year-by-year basis, in accordance with the terms of this Agreement and in consideration of his future services to be provided by Optionee after the date of the this Agreement. Furthermore, Optionee’s ability to earn Options hereunder shall be prospective only. The Option shall be earned and become vested according to the following schedule:

Number of Units
With Respect to Which Option is
Earned and Vested	Date Earned, Vested and Exercisable
20,000 20,000 20,000 20,000 20,000	May 16, 2006 May 16, 2007 May 16, 2008 May 16, 2009 May 16, 2010
If Optionee ceases to serve as an employee of all of the Operating Partnership, the General Partner and Crescent, further vesting under the Option shall cease. Notwithstanding the foregoing provisions of this Section, the following special provisions shall apply:
     (a) Mergers and Reorganizations. If Crescent or its shareholders enter into an agreement to dispose of all or substantially all of the assets of Crescent by means of a sale, merger or other reorganization, liquidation or otherwise in a transaction in which Crescent is not the surviving entity, the Option shall become fully vested during the period commencing as of the date agreed to dispose of all or substantially all of the assets of Crescent and ending when the disposition of assets contemplated by that agreement is consummated or the Option otherwise terminates in accordance with its provisions or the provisions hereof, whichever occurs first; provided that the Option shall not become fully vested under this paragraph on account of any agreement of merger or other reorganization when the shareholders of Crescent immediately before the consummation of the transaction will own at least 50% of the total combined voting power of all classes of securities entitled to vote of the surviving entity immediately after the consummation of the transaction. The Option shall not become immediately exercisable if the transaction contemplated in the agreement is a merger or reorganization in which Crescent will survive.
     (b) Termination of Employment; Change in Control. The Option shall become fully vested in the event of either (i) the termination of Optionee’s employment with the Operating Partnership, the General Partner and Crescent, or their successors, for any reason other than Just Cause within 24 months following a Change in Control or (ii) the voluntary resignation by Optionee from employment with the Operating Partnership, the General Partner and Crescent, or their successors, for Good Reason within 24 months following a Change in Control (“Resignation for Good Reason”). For purposes of this paragraph:
     (i) “Good Reason” shall mean (A) a reduction in the amount of Optionee’s aggregate cash compensation (including base salary and any bonus) payable within any twelve-month period following a Change in Control below the amount of such aggregate cash compensation paid to, or accrued by the General Partner with respect to, Optionee in the twelve-month period immediately preceding the change in control; (B) the assignment of Optionee to any employment status other than a position having duties comparable to those exercised by Optionee immediately before the change in duties comparable to those exercised by Optionee immediately before the Change in Control, or (C) a geographical relocation or attempted relocation of Optionee to an office more than fifty (50) miles distant from Fort Worth, Texas, without Optionee’s consent.
     (ii) “Just Cause” shall mean (A) an act, acts, or omission involving a felony, fraud, willful misconduct, or gross negligence, or (B) commission of any act that causes or reasonably might be expected to cause substantial injury to the Operating Partnership or the General Partner or is against the material best interests of the Operating Partnership or the General Partner.
     (iii) “Change in Control” shall mean the acquisition of 15% or more of the voting securities of Crescent by any person or by persons acting as a group within the meaning of Section 13(d)(3) of the Exchange Act (other than an acquisition by a person or group meeting the requirements of clauses (i) and (ii) of Rule 13d-1(b)(1) promulgated under the Exchange Act, or by any employee pension benefit plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) of Crescent or of its subsidiaries, including a trust established pursuant to such plan; provided that no change in control or threatened change in control shall be deemed to have occurred (A) if before the acquisition of, or offer to acquire, 15% or more of the voting securities of Crescent, the full Board of Directors of Crescent (the “Board”) has adopted by not less than two-thirds vote a resolution specifically approving such acquisition or offer or (B) from (I) a transfer of Crescent’s voting securities by Richard E. Rainwater (“Rainwater”) to (a) a member of Rainwater’s immediate family

(within the meaning of Rule 16a-1(e) of the Exchange Act) either during Rainwater’s lifetime or by will or the laws of descent and distribution; (b) any trust as to which Rainwater or a member (or members) of his immediate family (within the meaning of Rule 16a-1(e) of the Exchange Act) is the beneficiary; (c) any trust as to which Rainwater is the settlor with sole power to revoke; (d) any entity over which Rainwater has the power, directly or indirectly, to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise; or (e) any charitable trust, foundation or corporation under Section 501(c)(3) of the Code that is funded by Rainwater; or (II) the acquisition of voting securities of Crescent by either (a) Rainwater or (b) a person, trust or other entity described in the foregoing clauses (I)(a)-(e) of this subparagraph. The term “person” shall mean an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.
     (c) Retirement. The Option shall become fully vested in the event of Optionee’s Retirement. “Retirement” shall be deemed to occur if Optionee’s employment terminates on or after the date on which he attains age 70.
     (d) Death or Disability. The Option shall become fully vested in the event of Optionee’s death or Disability. “Disability” shall mean the absence of the Optionee from the Optionee’s duties with the Operating Partnership, General Partner and Crescent on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness or injury which renders Optionee unable to perform all of the material and substantial duties of his employment, as it existed immediately prior to such illness or injury, and which is reasonably expected to be permanent.
     5. Method of Exercise. The Option shall be exercisable only to the extent that it is vested. The Option may not be exercised for a fraction of a Unit. The purchase price of any Units purchased shall be paid at the time of exercise of the Option either (i) in cash, (ii) by certified or cashier’s check, (iii) by delivery to the Operating Partnership (either directly or by attestation) of Units already owned (for at least six months) by Optionee, valued at the then Fair Market Value, or (iv) in the discretion of the General Partner and to the extent permitted under the Sarbanes-Oxley Act of 2002, by delivery of a copy of irrevocable instructions from Optionee to a broker or dealer, reasonably acceptable to the General Partner, to sell certain of the common shares of beneficial interest, par value $.01 per share, of the Company (“Shares”) acquired upon exercise of the Option and the exercise of “Exchange Rights” (as defined in the Partnership Agreement) or to pledge them as collateral for a loan and promptly deliver to Crescent the amount of sale or loan proceeds necessary to pay such purchase price. If any portion of the purchase price at the time of exercise is paid in Units, those Units shall be valued at the then Fair Market Value. “Fair Market Value” shall mean such value as will be determined by the General Partner on the basis of such factors as it deems appropriate. The Option shall be deemed to be exercised when written notice of exercise has been received by the Operating Partnership at its principal office from the person entitled to exercise the Option and payment for the Units with respect to which the Option is exercised has been received by the Operating Partnership in accordance with this Section 5.

     6. Transferability. The Option shall not be transferable other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Optionee only by Optionee or by his legally authorized representative.
     7. Compliance with Securities Laws. Units shall not be issued upon the exercise of the Option unless the issuance and delivery of the Units (and the exercise of the Option) complies with all relevant provisions of federal and state law, including without limitation the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and the requirements of any stock exchange upon which the Shares might then be listed, and shall be further subject to the approval of counsel for Crescent with respect to such compliance. The General Partner may also require Optionee to furnish evidence satisfactory to the General Partner and Crescent, including, without limitation, a written and signed representation letter and consent to be bound by any transfer restrictions imposed by law, legend, condition or otherwise, and a representation that the Units are being acquired only for investment and without any present intention to sell or distribute the Units in violation of any federal or state law, rule or regulation. Further, Optionee shall consent to the imposition of a legend on the certificate representing the Units issued upon the exercise of the Option and Shares issued upon the exchange therefore restricting their transferability as required by law or by this Section.
     8. Compliance with Partnership Agreement. All Units and Exchange Rights issued upon the exercise of the Option are governed by, and subject to each of the terms and conditions of, the Partnership Agreement. Upon exercising the Option, Optionee shall be admitted to the Operating Partnership as an Employee Limited Partner pursuant to Section 4.7 of the Partnership Agreement in accordance with the terms of the Partnership Agreement and the procedures established by the General Partner for the admission of an Employee Limited Partner thereunder, and shall be deemed to have accepted and agreed to be bound by all the terms and conditions of the Partnership Agreement. The General Partner, in its sole and absolute discretion, may make the exercise of the Option subject to such further terms and conditions, including, without limitation, such additional terms and conditions for admission to the Operating Partnership or the exercise of Exchange Rights, as the General Partner may deem necessary, advisable or appropriate at the time of the exercise. Such additional terms and conditions may be set forth in resolutions adopted by the Board of Directors of the General Partner and/or Crescent, or in such other manner or document as the General Partner, in its sole and absolute discretion, deems necessary, advisable or appropriate.
     9. Exchange Rights. The Units issued upon the exercise of the Option shall have the Exchange Rights associated with the Limited Partnership Interest represented by the Units. Optionee acknowledges that, upon exercise of the Exchange Rights, Crescent pursuant to the Partnership Agreement has the option in its sole discretion to deliver cash or Shares in exchange for Units as to which Optionee exercises Exchange Rights. Crescent will deliver cash in exchange for the Units as to which the Optionee has exercised Exchange Rights in lieu of the issuance or delivery of any certificate for the Shares upon the exercise of Exchange Rights unless:
     (a) the Shares have been admitted to listing on all stock exchanges on which Shares are then listed, unless the General Partner determines in its sole discretion that such listing is neither necessary nor advisable;

     (b) all required registration or other qualification of the sale of the Shares under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body that the General Partner in its sole discretion deems necessary or advisable has been obtained; and
     (c) all approvals or other clearances from federal or state governmental agency that the General Partner in its sole discretion determines to be necessary or advisable have been obtained.
     10. Reservation of Shares. Crescent shall at all times reserve and keep available such number of Shares as might be necessary to satisfy the requirements of Sections 9 and 10 hereof and the number of Units as to which the Option is granted. In addition, Crescent shall from time to time, as is necessary to accomplish the purposes of this Agreement, use its best efforts to obtain from any regulatory agency having jurisdiction any requisite authority necessary to issue Shares upon the exercise of Exchange Rights related to the Units as to which the Option is granted. The inability of Crescent to obtain from any regulatory agency having jurisdiction the authority deemed by Crescent’s counsel to be necessary for the lawful issuance of any Shares shall relieve Crescent of any liability in respect of the nonissuance of Shares as to which the requisite authority has not been obtained.
     11. Tax Withholding.
     (a) Condition Precedent. The issuance of Units upon the exercise of the Option is subject to the condition that if at any time the General Partner determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any federal, state or local law is necessary or desirable as a condition of, or in connection with such issuances, then the issuances shall not be effective unless the withholding has been effected or obtained in a manner acceptable to the General Partner.
     (b) Manner of Satisfying Withholding Obligation. If Optionee is required to pay to the Operating Partnership an amount required to be withheld under applicable income tax laws in connection with the exercise of the Option, such payment may be made (i) in cash, (ii) by check, (iii) by delivery to the Operating Partnership or the General Partner of Units already owned by Optionee having a Fair Market Value on the date the amount of tax to be withheld is to be determined (the “Tax Date”) equal to the amount required to be withheld, (iv) through the withholding by the Operating Partnership (“Partnership Withholding”) of a portion of the Units acquired upon the exercise of the Option or (v) in any other form of valid consideration, as permitted by the General Partner in its discretion.
     12. Administration.
     (a) General Partner. This Agreement shall be administered by the General Partner. Subject to the provisions of this Agreement, the General Partner shall have the discretion and authority to prescribe, amend and rescind any reasonable rules and regulations necessary or appropriate for the administration of this Agreement; to modify or amend this Agreement or waive any conditions or restrictions applicable to the Option (or the exercise thereof); and, to make all other determinations as advisable for the administration of this Agreement; provided, however, that any amendment or modification of this Agreement shall require the consent of the Optionee which may be given or withheld in his discretion, with any such amendment to be made effective only by an instrument in writing signed by both the Operating Partnership and Optionee.
     (b) Committee. The General Partner may delegate its authority under paragraph (a) of this Section to a Committee appointed by the General Partner, in which case all references herein to the General Partner that relate to the administration of this Agreement shall be deemed to be references to the Committee. As used herein, “Committee” shall mean a committee consisting of two or more members of the Board. A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority present at a meeting at which a quorum is present or any action taken without a meeting evidenced by a writing executed by all members of the Committee shall constitute the action of the Committee. Meetings of the Committee may take place by telephone conference call.
     (c) Assistance. The Operating Partnership shall supply full and timely information to the General Partner and/or the Committee on all matters relating to Optionee, his employment, death, retirement, Disability or other termination of employment, and such other pertinent facts as the General Partner or the Committee might require. The Operating Partnership shall furnish the General Partner and the Committee with such clerical and other assistance as is necessary to the performance of its duties, and Optionee as the Chief Executive Officer of the Operating Partnership, shall in now way interfere with or restrain the ability of the Operating Partnership in this regard.
     13. Acknowledgements by Optionee. Optionee acknowledges he may be removed as an officer of the Operating Partnership, the General Partner or Crescent in accordance with applicable law; if such event occurs while the Option is not fully vested, Section 6 herein shall govern the full or partial forfeiture of the Option. Optionee agrees that no duty of good faith or fair dealing shall be read into this Agreement against the Operating Partnership, the General Partner or Crescent. Optionee understands and intends that this Agreement does not create a partnership or joint venture between Optionee and the Operating Partnership.
     14. Miscellaneous.
     (a) Construction. This Agreement shall be construed in accordance with the laws of the State of Delaware, and shall be binding upon and inure to the benefit of any successor or assign of the Operating Partnership and any executor, administrator, trustee, guarantor or other legal representative of Optionee.
     (b) Choice of Forum. The parties hereto agree that should any suit, action or proceeding arising out of this Agreement be instituted by any party hereto (other than a suit, action or proceeding to enforce or realize upon any final court judgment arising out of this Agreement), such suit, action or proceeding shall be instituted only in a state or federal court in Tarrant County, Texas. Each of the parties hereto consents to the in personam jurisdiction of any such state or federal court in Tarrant County, Texas and waives any objection to the venue of any suit, action or proceeding. The parties recognize that courts outside Tarrant County, Texas may also have jurisdiction over suits, actions or proceedings arising out of this Agreement, and in the event that any party hereto shall institute a proceeding involving this Agreement in a jurisdiction outside Tarrant County, Texas, the party instituting such proceeding shall indemnify any other party hereto for any losses and expenses that may result from the breach of the foregoing covenant to institute such proceeding only in a state or federal court in Tarrant County, Texas, including without limitation additional expenses incurred as a result of litigating in another jurisdiction, such as reasonable fees and expenses of local counsel and travel and lodging expenses for parties, witnesses, experts and support personnel.
     (c) Headings. Headings of Sections and paragraphs of this Agreement are inserted for convenience of reference and constitute no part of this Agreement.
     (d) Crescent Reports. The Operating Partnership shall request Crescent to furnish to Optionee copies of annual reports, proxy statements and all other reports sent to Crescent’s shareholders and, upon Optionee’s written request, a copy of its most recent Annual Report on Form 10-K and each quarterly report to shareholders issued since the end of Crescent’s most recent fiscal year.
     (e) Change in Capitalization. If the outstanding Units or Shares are increased, decreased, changed into or exchanged for a different number or kind of units, shares or securities through merger, consolidation, combination, exchange, other reorganization, recapitalization, reclassification, dividend, split or reverse split, an appropriate and proportionate adjustment shall be made to the Option. Any such adjustment shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the price for each Unit purchasable under the Option. The foregoing adjustments and the manner of application of the foregoing provisions shall be determined solely by the General Partner, and any such adjustment may provide for the elimination of fractional share interests.
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     Executed as of the day and year first written above.

CRESCENT REAL ESTATE EQUITIES
LIMITED PARTNERSHIP

By:	Crescent Real Estate Equities, Ltd.
its General Partner

By:	/s/ David M. Dean

David M. Dean, Managing Director, Law
and Secretary

/s/ Paul R.Smith

Paul R. Smith

Social Security Number of Paul R. Smith